Exhibit 21
          The following is a list of subsidiaries of Eagle Materials Inc., wholly-owned unless otherwise stated. This list of subsidiaries includes all of the significant subsidiaries of Eagle Materials Inc. as of May 26, 2008.

Jurisdiction of
Entity Name		Organization
AG SOUTH CAROLINA LLC		Delaware
AMERICAN GYPSUM COMPANY LLC		Delaware
AMERICAN GYPSUM MARKETING COMPANY d/b/a American Gypsum Marketing Company, Inc.		Delaware
CCP CEMENT COMPANY		Nevada
CCP CONCRETE/AGGREGATES LLC		Delaware
CCP GYPSUM COMPANY		Nevada
CENTEX MATERIALS LLC		Delaware
ILLINOIS CEMENT COMPANY LLC		Delaware
MATHEWS READYMIX LLC		California
MOUNTAIN CEMENT COMPANY		Nevada
NEVADA CEMENT COMPANY		Nevada
REPUBLIC PAPERBOARD COMPANY LLC		Delaware
TEXAS CEMENT COMPANY		Nevada
TEXAS LEHIGH CEMENT COMPANY LP d/b/a Texas Lehigh Cement	50%	Texas
TLCC GP LLC		Delaware
TLCC LP LLC		Delaware
WESTERN AGGREGATES LLC		Nevada